                 CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in Post-Effective Amendment No. 66 to the Registration Statement of The Burnham Fund
Inc. on Form N-1A of our report dated January 30, 1998 on our audit of the financial statements and financial highlights of The Burnham Fund Inc. which report is included in its Annual Report to Shareholders which is also incorporated by reference in this Post-Effective Amendment to the Registration Statement. We also consent to the references to our Firm in the Prospectus under the captions "Financial Highlights" and "Independent Accountants" and in the Statement of Additional
Information under the captions "Independent Accountants" and "Financial Statements."





COOPERS & LYBRAND L.L.P.





New York, New York


April 29, 1998